SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 22, 2014

CANNABIS THERAPY CORP.
(Exact name of registrant as specified in its charter)

Nevada	005-87668	26-1973257
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4450 Arapahoe Avenue Suite 100 Boulder, CO	80303
(Address of principal executive offices)	(Zip Code)

303.415.2557
(Registrant’s telephone number, including area code)

(Former name and address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sale of Equity Securities.

On May 22, 2014, our Board of Directors terminated our 2013 Equity Incentive Plan (the “2013 Plan”) and approved our 2014 Equity Incentive Plan (the “2014 Plan”). The termination of the 2013 Plan has no effect on the outstanding options previously issued under the 2013 Plan.

A total of 11,000,000 shares of our common stock are reserved for issuance in connection with awards which may be granted under the 2014 Plan. If an award granted under the 2014 Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with an award, the shares subject to such award and the surrendered shares will become available for further awards under the 2014 Plan. Shares issued under the 2014 Plan through the settlement, assumption or substitution of outstanding awards or obligations to grant future awards as a condition of acquiring another entity are not expected to reduce the maximum number of shares available under the 2014 Plan. In addition, the number of shares of common stock subject to the 2014 Plan and the number of shares and terms of any award are subject to adjustment in the event of any stock dividend, spin-off, split-up, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares or similar transaction.

The compensation committee of the Board, or the Board in the absence of such a committee, will administer the 2014 Plan and grants made thereunder. Subject to the terms of the 2014 Plan, the compensation committee has complete authority and discretion to determine the terms of awards under the 2014 Plan. Any officer or other employee of ours or our affiliates, or an individual that we or our affiliate has engaged to become an officer or employee, or a consultant or advisor who provides services to us or our affiliates, including a non-employee director of the Board, is eligible to receive awards under the 2014 Plan.

The 2014 Plan authorizes the grant to eligible recipients of nonqualified stock options, incentive stock options, restricted stock awards, restricted stock units, performance grants intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and stock appreciation rights (“SARs”) as described below:

•
Options granted under the 2014 Plan entitle the grantee, upon exercise, to purchase a specified number of shares from us at a specified exercise price per share. The exercise price for shares of our common stock covered by an option cannot be less than the fair market value of our common stock on the date of grant. Such awards may include vesting requirements.

•
Restricted stock awards and restricted stock units may be awarded on terms and conditions established by our compensation committee, which may include performance conditions for restricted stock awards and the lapse of restrictions on the achievement of one or more performance goals for restricted stock units.

•
The compensation committee may make performance grants, each of which will contain performance goals for the award, including the performance criteria, the target and maximum amounts payable, and other terms and conditions.

•	Stock awards are permissible. The compensation committee will establish the number of shares of common stock to be awarded and the terms applicable to each award, including performance restrictions.

•
SARs entitle the participant to receive a distribution in an amount not to exceed the number of shares of common stock subject to the portion of the SAR exercised multiplied by the difference between the market price of a share of common stock on the date of exercise of the SAR and the market price of a share of common stock on the date of grant of the SAR.

The 2014 Plan has yet to receive stockholder approval. Any awards of incentive stock options prior to such stockholder approval shall be conditioned on such approval and if such approval is not obtained by May 22, 2015, which is 12 months after the date of Board approval, such options shall be treated as non-incentive options.

Our Board of Directors or if then in place, the compensation committee of our Board of Directors, may amend, suspend or terminate the 2014 Plan without stockholder approval or ratification at any time or from time to time. No change may be made by our Board of Directors that increases the total number of shares of our common stock reserved for issuance under the 2014 Plan (without stockholder approval) or reduces the minimum exercise price for options or exchange of options for other incentive awards. Unless sooner terminated, the 2014 Plan terminates ten years after the date on which it was adopted.

The foregoing description of the 2014 Plan does not purport to be complete and is qualified in its entirety by reference to the complete text of the 2014 Plan, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

In connection with the approval of the 2014 Plan on May 22, 2014, our Board of Directors granted 4,000,000 non-statutory stock options (the “Mogelsvang Options”) under the 2014 Plan with an exercise price of $0.20 per share to our President and Chief Executive Officer, Soren Mogelsvang, and granted 500,000 non-statutory stock options (the “Tinter Options”) under the 2014 Plan with an exercise price of $0.20 per share to our Treasurer and Chief Financial Officer, Arnold Tinter. The Mogelsvang Options vest ratably over a four year period at the rate of 250,000 options per quarter with the initial vesting date being August 22, 2014. 100,000 of the Tinter Options vest on each of November 22, 2014 and May 22, 2015 and the balance of the Tinter Options vest at the rate of 25,000 per quarter thereafter.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Registrant’s 2014 Equity Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANNABIS THERAPY CORP.

Dated: May 28, 2014	By:	/s/ Soren Mogelsvang
Soren Mogelsvang
President and Chief Executive Officer